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                                                                    Exhibit 3.72

                            ARTICLES OF INCORPORATION
                                       OF
                        FLORIDA EMERGENCY PARTNERS, INC.

     Pursuant to the provisions of Article 3.01 of the Texas Business Corporation Act, the undersigned Incorporator adopts the following Articles of
Incorporation:

                                   ARTICLE I

     The name of the corporation is Florida Emergency Partners, Inc.

                                   ARTICLE II

     The period of duration of the corporation is perpetual.

                                  ARTICLE III

     The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be organized under the Texas Business Corporation Act.

                                   ARTICLE IV

     The aggregate number of shares which the corporation shall be authorized to issue is One Thousand (1,000) shares of Common Stock of the par value of one cent ($.01) per share.

                                   ARTICLE V

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.

                                   ARTICLE VI

     The street address of the initial registered office of the corporation is 1212 Guadalupe, Suite 102, Austin, Texas 78701, and the name of the initial registered agent for the corporation at such address is Capitol Corporate Services, Inc.

                                  ARTICLE VII

     The initial Board of Directors of the corporation shall consist of three members whose names and addresses are as follows:

Name                 Address
----                 -------
Zebulon L. Osborne   141 Waterman Avenue
                     Mount Dora, Florida 32757

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
William E. Compton   141 Waterman Avenue
                     Mount Dora, Florida 32757

Seth D. Ellis        141 Waterman Avenue
                     Mount Dora, Florida 32757

                                  ARTICLE VIII

     The corporation shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities to the fullest extent permitted by the Texas Business Corporation Act, as presently in effect and as may be hereafter amended, and shall have the power to purchase and maintain liability insurance coverage for those persons or make and maintain other arrangements on such persons' behalf as, and to the fullest extent, permitted by the Texas Business Corporation Act, as presently in effect and as may be hereafter amended.

                                   ARTICLE IX

     A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability of such director for (1) a breach of such director's duty of loyalty to the corporation or its shareholders; (2) an act or omission not in goad faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office; or (4) an act or omission for which the liability of such director is expressly provided by an applicable statute. No amendment to or repeal of this Article IX shall apply to or have any effect upon the liability or alleged liability of any director of the corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

                                   ARTICLE X

     No shareholder of the corporation shall, by reason of his holding shares of any class of the capital stock of the corporation, have any preemptive or preferential right, other than such preemptive or preferential rights, if any, as the Board of Directors in its discretion may fix, to purchase, subscribe to or otherwise acquire any unissued or treasury shares of any class of the capital stock of the corporation, now or hereafter to he authorized, or any notes, debentures, bonds or other securities convertible into, exchangeable for, or carrying or accompanied by warrants, options or rights to purchase or subscribe to shares of any class of the capital stock of the corporation, now or hereafter to be authorized, whether or not the issuance of any such shares of capital stock or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder, and the Board of Directors may issue shares of any class of the capital stock of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into, exchangeable for, or carrying or accompanied by warrants, options or rights to purchase or subscribe to shares of any class of the capital stock of the corporation, now or hereafter to be authorized, without offering any such

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shares of any class of capital stock of the corporation, either in whole or in part, to the existing shareholders of any class of the capital stock of the corporation.

                                   ARTICLE XI

     Cumulative voting by the shareholders of the corporation at any election for directors or upon any other matter is expressly prohibited, and the directors of the corporation shall be elected by plurality vote of the shareholders entitled to vote at such election.

                                  ARTICLE XII

     Any action required by the Texas Business Corporation Act, as amended, to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not more than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE XIII

     The undersigned Incorporator, Steven A. Elder, is a natural person of the age of eighteen (18) years or more whose address is 112 E. Pecan Street, Suite 1800, San Antonio, Texas 78205.

          EXECUTED this 17 day of June, 1996.


                                        /s/ Steven A. Elder
                                        ----------------------------------------
                                        Steven A. Elder
                                        Incorporator